Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Arbios Systems, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated April 13, 2007, covering the financial statements of Arbios Systems, Inc. for the years ended December 31, 2006 and 2005, and for the period from August 23, 2000 (inception) to December 31, 2006, to be included in this Registration Statement on Form SB-2 under the securities Act of 1933 to be filed with the Securities and Exchange Commission on or about May 29, 2007.

We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
May 29, 2007